Exhibit 10.1
     AMENDMENT NO. 1, dated as of June 10, 2010 (this “Amendment”), to that certain Credit Agreement, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).
     WHEREAS, the Credit Parties have requested that the Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and
     WHEREAS, subject to certain conditions, (i) the Required Lenders are willing to agree to the amendments set forth in Section 1 hereof (collectively, the “Majority Consent Amendments”) and (ii) all Lenders are willing to consent to the amendment set forth in Section 2 hereof (collectively, the “100% Consent Amendment”), in each case, relating to the Credit Agreement;
     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Majority Consent Amendments to the Credit Agreement. The Credit Agreement is hereby amended effective as of the date hereof as follows:
     (a) Subsection 1.1 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:
     “Minimum Liquidity Period” shall mean any period (a) commencing when Total Liquidity for any consecutive three day calendar period is less than $20.0 million and (b) ending after Total Liquidity is at least $20.0 million for a period of 30 consecutive days.”
     “Total Liquidity” shall mean, at any time, an amount equal to the sum of (i) Availability and (ii) the total cash balance of RailAmerica and each Credit Party held in Control Accounts.”
     (b) Subsection 1.1 of the Credit Agreement is further amended by amending or restating the following defined terms as follows:
     (i) The definition of “Cash Dominion Period” is hereby deleted and replaced with the following:

          “Cash Dominion Period” shall mean (i) each period commencing on any date that either (x) Availability shall have been less than $5.0 million or (y) Total Liquidity shall have been less than $20.0 million, in each case, for three calendar days and ending, in the case of clause (x), on the date that Availability shall have been at least equal to $5.0 million or, in the case of clause (y), Total Liquidity shall have been at least equal to $20.0 million, in each case, for 30 consecutive calendar days or (ii) each period commencing on the occurrence of an Event of Default and ending on the date on which such Event of Default has been cured or waived.”
     (ii) The definition of “Eligible Accounts” is hereby amended by deleting clause (ii) in the parenthetical of subclause (f) thereto and replacing it with the following:
          “(ii) in the case of Union Pacific Railroad Company and its subsidiaries, so long as Union Pacific Railroad Company maintains an Investment Grade Rating, 50%,”
     (iii) The definition of “Permitted Investments” is hereby deleted and replaced with the following:
          “Permitted Investments” shall mean (1) United States dollars, (2) pounds sterling, (3) (a) euro, or any national currency of any participating member state in the European Union, (b) Canadian dollars, or (c) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above, (7) commercial paper rated at least “P-2” by Moody’s or at least “A-2” by S&P and in each case maturing within 12 months after the date of creation thereof, (8) marketable short-term money market and similar securities, having a minimum rating from at least two out of the three ratings agencies as follows: at least “P-2” by Moody’s, at least “A-2’ by S&P or at least “F-2” by Fitch, (9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above, (10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.”

     (iv) The definition of “Weekly Reporting Period” is hereby deleted and replaced with the following:
          “Weekly Reporting Period” shall mean any period during which either (x) Availability is less than $5.0 million or (y) Total Liquidity is less than $20.0 million.”
     (c) Section 7 is hereby amended by adding the following as a new Subsection 7.5:
     “Section 7.5. Borrowing Base Certificate. So long as there are no Loans outstanding or Letters of Credit Outstanding, as soon as practicable and in any event within five Business Days prior to the date of a Borrowing of Loans or the date of issuance of any Letter of Credit, the Borrowers shall have delivered a Borrowing Base Certificate in the form of Exhibit A which calculates the Borrowing Base as of the last day of the calendar month then last ended and updated information thereto as required by Schedule A to Exhibit A, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.”
     (d) Subsection 9.1(c) is hereby amended by replacing the words “30 days” with the words “60 days.”
     (e) Subsection 9.1(e) of the Credit Agreement is hereby by deleting subclause (i) thereof and replacing it with the following:
          “(i) A Borrowing Base Certificate in the form of Exhibit A which calculates the Borrowing Base as of the last day of the calendar month then last ended and updated information thereto as required by Schedule A to Exhibit A, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request, either (x) as soon as available, but in any event on or prior to the 12th Business Day of each calendar month, if there are Loans outstanding or Letters of Credit Outstanding, or (y) concurrently with delivery of financial statements under clause (a) or (b) above if there are no Loans outstanding or Letters of Credit Outstanding.”
     (f) Subsection 10.5(j) of the Credit Agreement is hereby amended by (i) deleting clause (ii)(B)(x) of the proviso thereto and replacing it with “(x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least 1.15 to 1.00” and (ii) deleting the word “Availability” in clause (ii)(B)(y) of the proviso thereto and replacing it with the words “Total Liquidity.”
     (g) Subsection 10.6 of the Credit Agreement is hereby amended by (i) deleting clause (B)(x) of the proviso to Section 10.6(c) thereto and replacing it with “(x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least 1.25 to 1.00” and (ii) deleting the word “Availability” in clause (B)(y) of the proviso to Section 10.6(c) thereto and replacing it with the words “Total Liquidity.”

     (h) Subsection 10.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:
     “10.9 Fixed Charge Coverage Ratio. During any Minimum Liquidity Period, RailAmerica will not permit the Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Liquidity Period or for any Test Period ending during such Minimum Liquidity Period to be less than 1.1 to 1.0.”
     Section 2. 100% Consent Amendment.
     (a) The definition of “Eurodollar Rate” is hereby amended by (a) deleting the words “the greater of (i)” in the first sentence thereof and (b) deleting the words “and (ii) 2.50%” in the first sentence thereof.
     Section 3. Effectiveness. This Amendment (other than the 100% Consent Amendment) will become effective as of the date each of the following conditions precedent shall have been (or are or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent (the “Majority Consent Amendment Effective Date”):
     (a) the Administrative Agent shall have received executed signature pages hereto from the Required Lenders under and as defined in the Credit Agreement and each of the other parties listed on the signature pages hereto;
     (b) the Administrative Agent shall have received a certificate of an Authorized Officer of RailAmerica to the effect that the representations and warranties specified in Section 4 of this Amendment are true and correct in all material respects and no Default or Event of Default has occurred and is continuing;
     (c) the Borrowers shall have (i) paid the Administrative Agent or its Affiliates all the fees due to the Administrative Agent or its Affiliates and (ii) reimbursed or paid all expenses required to be paid or reimbursed by the Borrowers pursuant to the Credit Agreement and Section 9 hereto; and
     (d) the Borrowers shall have paid a fee to the Administrative Agent, for the account of each Lender which has returned an executed signature page to this Amendment on or prior to 5:00 p.m., New York time, on June 9, 2010 in an amount equal to 0.10% of such consenting Lender’s outstanding Commitments under the Credit Agreement on the Majority Consent Amendment Effective Date.

     The 100% Consent Amendment shall become effective on the date on or before June 9, 2010 on which each of the conditions set forth in clauses (a) through (d) above are satisfied and the Administrative Agent shall have received executed signature pages hereto from each Lender (the “100% Consent Amendment Effective Date” and, together with the Majority Consent Amendments Effective Date, the “Amendment Effective Dates”); provided, that if such date is subsequent to the Majority Consent Amendments Effective Date, the Borrowers shall have (i) paid the Administrative Agent or its Affiliates all the fees due to the Administrative Agent or its Affiliates and (ii) reimbursed or paid all expenses required to be paid or reimbursed by the Borrowers pursuant to the Credit Agreement and Section 9 hereto, in each case, only to the extent not previously paid in connection with the Majority Consent Amendments.
     Section 4. Representations and Warranties of the Borrowers. The Borrowers hereby represent and warrant as of the date hereof and as of each Amendment Effective Date that each of the representations and warranties contained in the Credit Agreement are true and correct in all material respects (unless stated to relate to a specific earlier date, in which case, such representations and warranties are true and correct in all material respects as of such earlier date) and no Default or Event of Default has occurred and is continuing.
     Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     Section 6. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 8. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     Section 9. Costs and Expenses. Without duplication of any amounts previously paid or reimbursed, the Borrowers hereby agree to pay all reasonable costs and expenses of the Administrative Agent associated with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Cahill Gordon & Reindel llp, counsel to the Administrative Agent and other out of pocket expenses related hereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RAILAMERICA, INC., as a Borrower
By:	/s/ B. Clyde Preslar
	Name:	B. Clyde Preslar
	Title:	Senior Vice President and Chief Financial Officer

RAILAMERICA TRANSPORTATION CORP., as a Borrower
By:	/s/ Scott G. Williams
	Name:	Scott G. Williams
	Title:	President

CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender
By:	/s/ Matthew Paquin
	Name:	Matthew Paquin
	Title:	Vice President and Director